Exhibit 99.1

Alliance Laundry Holdings LLC Reports 2005 Sales and Earnings

    RIPON, Wis.--(BUSINESS WIRE)--March 9, 2006--Alliance Laundry Holdings LLC announced today results for the year ended December 31, 2005.
    Net revenues for the full year 2005 increased $36.3 million, or 12.9%, to $317.3 million from $281.0 million for the full year 2004. Net loss for 2005 was $29.1 million as compared to income of $11.8 million for 2004. Adjusted EBITDA (see "About Non-GAAP Financial Measures" below) for 2005 was $60.4 million compared with Adjusted EBITDA of $59.5 million for 2004.
    The overall net revenue increase of $36.3 million was attributable to higher commercial laundry revenue of $29.1 million, higher U.S. and Canadian consumer laundry revenue of $4.9 million and higher service parts revenue of $2.3 million. Net loss for the full year 2005 included $18.8 million of transaction costs associated with the sale of the business on January 27, 2005, $9.9 million for loss on early extinguishment of debt and $8.1 million of transaction costs to establish our new asset backed facility.
    In announcing the Company's results today, CEO and President Thomas F. L'Esperance said, "We are extremely pleased with our top line performance for 2005. Throughout the year, we continued to successfully execute our operational strategies while navigating a challenging cost environment. Our financial performance reflects our success in offsetting cost increases with required price increases."
    "On October 14, 2005, we announced that we would be moving our Marianna operations to Ripon, Wisconsin. This strategic project remains on schedule and should be completed by the end of the third quarter of 2006. We expect to begin seeing efficiencies from the consolidation during the fourth quarter of 2006," said L'Esperance.

    About Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in the indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the indenture governing our 2005 Senior Subordinated Notes in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our New Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. A reconciliation from Net (Loss) Income to EBITDA and from EBITDA to Adjusted EBITDA is provided under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Nine Months Ended September 30, 2005 of this press release.

    About Alliance Laundry Holdings LLC

    Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading North American manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under the well known brand names Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005.

    Financial information for Alliance Laundry Holdings LLC appears on the next three pages, followed by management's discussion and analysis of financial condition and results of operations for the years ended December 31, 2005 and 2004.

                    ALLIANCE LAUNDRY HOLDINGS LLC
                     CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
                                             Successor    Predecessor
                   Assets
Current assets:
   Cash                                          $5,075       $11,471
   Accounts receivable (net of allowance
    for doubtful accounts of $104 and
    $123 at December 31, 2005 and 2004,
    respectively)                                 9,056         5,611
   Inventories, net                              29,050        26,761
   Beneficial interests in securitized
    accounts receivable                          22,577        19,479
   Deferred income taxes                            433             -
   Prepaid expenses and other                     2,139         1,088
                                            ------------  ------------
     Total current assets                        68,330        64,410

Notes receivable, net                             6,131         6,742
Property, plant and equipment, net               66,869        30,481
Goodwill                                        139,903        55,414
Beneficial interests in securitized
 financial assets                                16,939        19,379
Deferred income taxes                             8,932             -
Debt issuance costs, net                         11,172         5,751
Intangible assets, net                          145,183           172
Other assets                                          -         1,667
                                            ------------  ------------
     Total assets                              $463,459      $184,016
                                            ============  ============

    Liabilities and Member(s) Equity (Deficit)
Current liabilities:
   Current portion of long-term debt                 $-       $12,036
   Revolving credit facility                          -             -
   Accounts payable                               7,866        11,618
   Other current liabilities                     26,500        24,718
                                            ------------  ------------
     Total current liabilities                   34,366        48,372

Long-term debt:
   Senior credit facility                       177,000       118,218
   Senior subordinated notes                    149,336       110,000
   Junior subordinated note                           -        28,776
   Other long-term debt                               -           529

Other long-term liabilities                       8,924         7,218
Mandatorily redeemable preferred units                -         6,000
                                            ------------  ------------
     Total liabilities                          369,626       319,113

Commitments and contingencies
Member(s) equity (deficit)                       93,833      (135,097)
                                            ------------  ------------
   Total liabilities and member(s) equity
    (deficit)                                  $463,459      $184,016
                                            ============  ============



                    ALLIANCE LAUNDRY HOLDINGS LLC
                  CONSOLIDATED STATEMENTS OF INCOME
                            (in thousands)

                   January 28,   January 1,
                   2005 through 2005 through  Years Ended December 31,
                   December 31, January 27,  -------------------------
                      2005         2005         2004         2003
                   ------------ ------------ ------------ ------------
                    Successor   Predecessor  Predecessor  Predecessor

Net revenues          $296,645      $20,683     $280,987     $267,607
Cost of sales          225,706       15,585      199,010      188,979
                   ------------ ------------ ------------ ------------
Gross profit            70,939        5,098       81,977       78,628
                   ------------ ------------ ------------ ------------

Selling, general
 and administrative
 expense                38,632        3,829       39,879       33,599
Securitization and
 other costs            10,009            -            -            -
Transaction costs
 associated with
 sale of business            -       18,790            -            -
                   ------------ ------------ ------------ ------------
Total operating
 expenses               48,641       22,619       39,879       33,599
                   ------------ ------------ ------------ ------------
     Operating
      income (loss)     22,298      (17,521)      42,098       45,029

Interest expense        24,117          995       25,439       28,258
Loss from early
 extinguishment of
 debt                        -        9,867            -            -
Costs related to
 abandoned public
 offerings                   -            -        4,823            -
Other income
 (expense), net              -            -            -         (797)
                   ------------ ------------ ------------ ------------
     (Loss) income
      before taxes      (1,819)     (28,383)      11,836       15,974
Provision (benefit)
 for income taxes       (1,158)           9           71           55
                   ------------ ------------ ------------ ------------
     Net (loss)
      income             $(661)    $(28,392)     $11,765      $15,919
                   ============ ============ ============ ============



                    ALLIANCE LAUNDRY HOLDINGS LLC
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                   January 28,   January 1,
                   2005 through 2005 through  Year Ended   Year Ended
                   December 31, January 27,  December 31, December 31,
                       2005         2005         2004         2003
                   ------------ ------------ ------------ ------------
                    Successor   Predecessor  Predecessor  Predecessor
Cash flows from
 operating
 activities:
  Net (loss) income      $(661)    $(28,392)     $11,765      $15,919
  Adjustments to
   reconcile net
   (loss) income to
   cash provided by
   operating
   activities:
    Depreciation
     and
     amortization       20,187          526        9,695       10,886
    Non-cash
     interest             (933)         351        4,415        5,290
    Non-cash
     executive unit
     compensation        1,120        1,089        5,579            -
    Non-cash
     trademark
     impairment          1,767            -            -            -
    Non-cash debt
     financing
     write-off               -        5,751            -            -
    Non-cash
     inventory
     expense             6,246            -            -            -
    Deferred income
     taxes              (1,158)           -            -            -
    Loss on sale of
     property,
     plant and
     equipment              48            -           42           33
    Changes in
     assets and
     liabilities:
       Accounts
        receivable      (2,889)        (556)       3,546       (3,323)
       Inventories        (456)      (1,833)        (546)        (518)
       Other assets        246          101          344        4,346
       Accounts
        payable        (22,828)      19,076          339       (2,518)
       Other
        liabilities      5,939       (2,732)        (299)         278
                   ------------ ------------ ------------ ------------
    Net cash
     provided by
     (used in)
     operating
     activities          6,628       (6,619)      34,880       30,393
                   ------------ ------------ ------------ ------------

Cash flows from
 investing
 activities:
  Additions to
   property, plant
   and equipment        (4,229)        (188)      (4,166)      (3,600)
  Proceeds on
   disposal of
   property, plant
   and equipment             4            -           65           10
                   ------------ ------------ ------------ ------------
    Net cash used
     in investing
     activities         (4,225)        (188)      (4,101)      (3,590)
                   ------------ ------------ ------------ ------------

Cash flows from
 financing
 activities:
  Principal
   payments on
   long-term debt      (23,000)           1      (27,245)     (26,237)
  Proceeds from
   senior term loan    200,000            -            -            -
  Proceeds from
   senior
   subordinate
   notes               149,250            -            -            -
  Repayment of
   long-term debt     (275,920)           -            -            -
  Contribution from
   member              117,000            -            -            -
  Distribution to
   prior
   unitholders        (154,658)           -            -            -
  Debt financing
   costs               (13,230)           -            -            -
  Cash paid for
   capitalized
   offering related
   costs                (1,364)           -            -            -
  Net proceeds -
   management note           -          (71)           -            -
  Repayment of
   management note           -            -            -           32

                   ------------ ------------ ------------ ------------
    Net cash used
     in financing
     activities         (1,922)         (70)     (27,245)     (26,205)
                   ------------ ------------ ------------ ------------

Increase (decrease)
 in cash                   481       (6,877)       3,534          598
Cash at beginning
 of period               4,594       11,471        7,937        7,339
                   ------------ ------------ ------------ ------------
Cash at end of
 period                 $5,075       $4,594      $11,471       $7,937
                   ============ ============ ============ ============

Supplemental
 disclosure of cash
 flow information:
  Cash paid for
   interest            $19,699       $1,133      $21,876      $22,148
  Cash paid for
   taxes                   $55           $9          $71          $55

    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2005 and 2004

    OVERVIEW

    We believe we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and that we are similarly a leader worldwide. Under the well-known brand names of Speed Queen, UniMac, Huebsch, and Ajax, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to four distinct customer groups: (i) laundromats;
(ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons and (iv) drycleaners.
    The North American stand-alone commercial laundry equipment industry's revenues are primarily driven by population growth and the replacement cycle of laundry equipment. With economic conditions having limited effect on the frequency of use, and therefore the useful life of laundry equipment, industry revenues have been relatively stable over time. Similarly, with a majority of our revenues generated by recurring sales of replacement equipment and service parts, we have experienced stable revenues even during economic slowdowns.
    Sales of stand-alone commercial laundry equipment are the single most important driver of our revenues. In 2005, our net revenues from the sale of commercial laundry equipment were approximately $268.3 million, which comprised over 84% of our total net revenues. The other main component of our revenues is the sale of high margin service parts. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround for emergency repair parts orders. In 2005, our net revenues from the sale of service parts were approximately $40.5 million, almost 13% of our total net revenues. In addition to commercial laundry equipment and service parts, we re-entered the U.S. consumer laundry market in October 2004, after the expiration of a non-compete agreement. In 2005, our net revenues from the sale of consumer laundry equipment were approximately $8.5 million, which comprised approximately 2.7% of our total net revenues.
    We have achieved steady revenues by building an extensive and loyal distribution network for our products, establishing a significant installed base of units and developing and offering a full innovative product line. As a result of our large installed base, a significant majority of our revenue is attributable to replacement sales of equipment and service parts.
    We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We anticipate growth in demand for commercial laundry equipment in international markets as well, especially in developing countries where laundry processing has historically been far less sophisticated than in North America. In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on operating costs.
    Recent Developments. On October 12, 2005, we announced our intention to close our Marianna, Florida facility (the "Facility") and consolidate the manufacture and design of the Facility's product lines into our existing Ripon, Wisconsin operations. We expect to complete the facility closure and consolidation by the end of the third quarter of 2006. The decision was based on an analysis of each facility's manufacturing capabilities as well as the continuing investment requirements for each of the locations. We believe that efficiencies will be gained with the consolidation of the design and manufacturing of all of our product lines within our Ripon, Wisconsin operations. For additional information about the Marianna, Florida facility closure, see the discussion under Note 4 to the Financial Statements - "Infrequently Occurring Items."
    The Acquisition. On January 27, 2005, ALH Holding Inc. ("ALH"), an entity formed by Teachers' Private Capital, the private equity arm of Ontario Teachers' Pension Plan Board, or OTPP, acquired 100% of the outstanding equity interests in Alliance Holdings for aggregate consideration of approximately $466.3 million. In connection with such acquisition, the members of our senior management acquired approximately $7.6 million of newly issued shares of common stock of ALH, and our other management employees acquired approximately $2.0 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to a management share offering. A portion of the aggregate acquisition consideration was used to repay our then existing indebtedness, redeem our then outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to Alliance Holdings' former equity holders. The Acquisition was financed with approximately $350.0 million of debt financing described below, the management equity, approximately $107.4 million of new equity capital from OTPP and available cash.
    As a result of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interests of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.
    In connection with the closing of the Acquisition, we consummated the following financing transactions:

    -- the closing of the issuance of $150.0 million of 8 1/2% senior subordinated notes due January 15, 2013, which we refer to as the "2005 Senior Subordinated Notes." The proceeds from the 2005 Senior Subordinated Notes offering were $149.3 million;

    -- the closing of Alliance Laundry's new $250.0 million senior secured credit facility, which we refer to as the "Senior Credit Facility," consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility; and

    -- the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 1998 Senior Subordinated Notes. We redeemed the approximately 5.10% of the total principal amount of the 1998 Senior Subordinated Notes that remained outstanding after the consummation of the tender offer in accordance with the indenture governing such notes.

    This news release should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857-02) filed with the Securities and Exchange Commission, effective March 9, 2006.

    RESULTS OF OPERATIONS

    As a result of the Acquisition, the Consolidated Financial Statements present our results of operations, financial position and cash flows prior to the date of the Acquisition transaction under "Predecessor." The financial effects of the Acquisition transaction and our results of operations, financial position and cash flows following the closing of the Acquisition are presented under "Successor." In accordance with generally accepted accounting principles in the United States, or GAAP, our Predecessor results have not been aggregated with our Successor results and, accordingly, our Consolidated Financial Statements do not show results of operations or cash flows for the twelve months ended December 31, 2005. However, in order to facilitate an understanding of our results of operations for the twelve months ended December 31, 2005 in comparison with the twelve months ended December 31, 2004, we have presented and discussed below our Predecessor results and our Successor results on an unaudited, combined basis under "Combined". The Combined results represent the January 1, 2005 through January 27, 2005 Predecessor period added to the January 28, 2005 through December 31, 2005 Successor period. The combined results of operations are non-GAAP financial measures and should not be considered in isolation or as a substitute for the Predecessor and Successor results.

                                           January 28,    January 1,
                                          2005 through   2005 through
                                          December 31,    January 27,
                                              2005           2005
                                          -------------  -------------
                                            Successor     Predecessor

Net revenues                                   296,645         20,683
Cost of sales                                  225,706         15,585
                                          -------------  -------------
Gross profit                                    70,939          5,098

Selling, general and administrative
 expense                                        38,632          3,829
Securitization and other costs                  10,009              -
Transaction costs associated with sale
 of business                                         -         18,790
                                          -------------  -------------
Total operating expense                         48,641         22,619
                                          -------------  -------------
     Operating income (loss)                    22,298        (17,521)

Interest expense                                24,117            995
Loss from early extinguishment of debt               -          9,867
Costs related to abandoned public
 offerings                                           -              -
Other income (expense), net                          -              -
                                          -------------  -------------
     (Loss) income before taxes                 (1,819)       (28,383)
Provision (benefit) for income taxes            (1,158)             9
                                          -------------  -------------
     Net (loss) income                           $(661)      $(28,392)
                                          =============  =============



                                       Years Ended December 31,
                                --------------------------------------
                                   2005         2004         2003
                                ------------ ------------ ------------
                                  Combined   Predecessor  Predecessor
                                (unaudited)

Net revenues                        317,328      280,987      267,607
Cost of sales                       241,291      199,010      188,979
                                ------------ ------------ ------------
Gross profit                         76,037       81,977       78,628

Selling, general and
 administrative expense              42,461       39,879       33,599
Securitization and other costs       10,009            -            -
Transaction costs associated
 with sale of business               18,790            -            -
                                ------------ ------------ ------------
Total operating expense              71,260       39,879       33,599
                                ------------ ------------ ------------
     Operating income (loss)          4,777       42,098       45,029

Interest expense                     25,112       25,439       28,258
Loss from early extinguishment
 of debt                              9,867            -            -
Costs related to abandoned
 public offerings                         -        4,823            -
Other income (expense), net               -            -         (797)
                                ------------ ------------ ------------
     (Loss) income before taxes     (30,202)      11,836       15,974
Provision (benefit) for income
 taxes                               (1,149)          71           55
                                ------------ ------------ ------------
     Net (loss) income             $(29,053)     $11,765      $15,919
                                ============ ============ ============

    The following table provides our historical net revenues for the periods indicated:

           January 28,  January 1,
         2005 through  2005 through      Years Ended December 31,
          December 31, January 27, -----------------------------------
             2005         2005        2005        2004        2003
          ------------ ----------- ----------- ----------- -----------
           Successor   Predecessor  Combined   Predecessor Predecessor
                                   (unaudited)
                              (dollars in millions)

Commercial
 laundry       $251.0       $17.3      $268.3      $239.2      $230.7
Consumer
 laundry          8.3         0.2         8.5         3.6           -
Service
 parts           37.3         3.2        40.5        38.2        36.9
          ------------ ----------- ----------- ----------- -----------
               $296.6       $20.7      $317.3      $281.0      $267.6
          ============ =========== =========== =========== ===========

    The following table provides certain condensed historical financial data expressed as a percentage of net revenues for each of the periods indicated:

                                           January 28,     January 1,
                                          2005 through   2005 through
                                          December 31,    January 27,
                                              2005           2005
                                          -------------  -------------
                                            Successor     Predecessor

Net revenues                                     100.0%         100.0%
Cost of sales                                     76.1%          75.4%
Gross profit                                      23.9%          24.6%
Selling, general and administrative
 expense                                          13.0%          18.5%
Securitization and other costs                     3.4%           0.0%
Transaction costs associated with sale
 of business                                       0.0%          90.8%
Operating income (loss)                            7.5%         -84.7%
Net (loss) income                                 -0.2%        -137.3%



                                       Years Ended December 31,
                                --------------------------------------
                                   2005         2004         2003
                                ------------ ------------ ------------
                                  Combined    Predecessor  Predecessor

Net revenues                          100.0%       100.0%       100.0%
Cost of sales                          76.0%        70.8%        70.6%
Gross profit                           24.0%        29.2%        29.4%
Selling, general and
 administrative expense                13.4%        14.2%        12.6%
Securitization and other costs          3.2%         0.0%         0.0%
Transaction costs associated
 with sale of business                  5.9%         0.0%         0.0%
Operating income (loss)                 1.5%        15.0%        16.8%
Net (loss) income                      -9.2%         4.2%         5.9%

    Below is a reconciliation of certain items of the consolidated statements of cash flows for the periods presented (in thousands):

                                           January 28,     January 1,
                                          2005 through   2005 through
                                          December 31,    January 27,
                                              2005           2005
                                          -------------  -------------
                                            Successor     Predecessor


Net cash (used in) provided by operations      $26,616       $(20,675)
Net cash (used for) provided by working
 capital                                       (19,988)        14,056
                                          -------------  -------------
Net cash (used in) provided by operating
 activities                                     $6,628        $(6,619)
                                          -------------  -------------

Cash flows from investing activities:
   Additions to property, plant and
    equipment                                  $(4,229)         $(188)
   Proceeds on disposal of property, plant
    and equipment                                    4              -
                                          -------------  -------------
      Net cash used in investing
       activities                              $(4,225)         $(188)
                                          -------------  -------------

Cash flows from financing activities:
   Principal payments on long-term debt       $(23,000)            $1
   Proceeds from senior term loan              200,000              -
   Proceeds from senior subordinate notes      149,250              -
   Repayment of long-term debt                (275,920)             -
   Contribution from member                    117,000              -
   Distribution to old unitholders            (154,658)             -
   Debt financing costs                        (13,230)             -
   Cash paid for capitalized offering
    related costs                               (1,364)             -
   Net proceeds - management note                    -            (71)
   Repayment of management note                      -              -
                                          -------------  -------------
      Net cash used in financing
       activities                              $(1,922)          $(70)
                                          =============  =============



                                       Years Ended December 31,
                                --------------------------------------
                                   2005         2004         2003
                                ------------ ------------ ------------
                                  Combined   Predecessor  Predecessor
                                (unaudited)
                           (dollars in thousands)

Net cash (used in) provided by
 operations                          $5,941      $31,496      $32,128
Net cash (used for) provided by
 working capital                     (5,932)       3,384       (1,735)
                                ------------ ------------ ------------
Net cash (used in) provided by
 operating activities                    $9      $34,880      $30,393
                                ------------ ------------ ------------

Cash flows from investing
 activities:
   Additions to property, plant
    and equipment                   $(4,417)     $(4,166)     $(3,600)
   Proceeds on disposal of
    property, plant and
    equipment                             4           65           10
                                ------------ ------------ ------------
      Net cash used in investing
       activities                   $(4,413)     $(4,101)     $(3,590)
                                ------------ ------------ ------------

Cash flows from financing
 activities:
   Principal payments on long-
    term debt                      $(22,999)    $(27,245)    $(26,237)
   Proceeds from senior term
    loan                            200,000            -            -
   Proceeds from senior
    subordinate notes               149,250            -            -
   Repayment of long-term debt     (275,920)           -            -
   Contribution from member         117,000            -            -
   Distribution to old
    unitholders                    (154,658)           -            -
   Debt financing costs             (13,230)           -            -
   Cash paid for capitalized
    offering related costs           (1,364)           -            -
   Net proceeds - management
    note                                (71)           -            -
   Repayment of management note           -            -           32
                                ------------ ------------ ------------
      Net cash used in financing
       activities                   $(1,992)    $(27,245)    $(26,205)
                                ============ ============ ============

    Year Ended December 31, 2005 Compared to Year Ended December 31,
2004

    Net Revenues. Net revenues for the year ended December 31, 2005 increased $36.3 million, or 12.9%, to $317.3 million from $281.0 million for the year ended December 31, 2004. This increase was primarily attributable to higher commercial laundry revenue of $29.1 million, higher service parts revenue of $2.3 million and higher consumer laundry revenue of $4.9 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $15.1 million, higher international revenue of $10.7 million and higher earnings from our off-balance sheet equipment financing program of $3.2 million. The increase in North American equipment revenue was primarily due to higher revenue from coin operated laundry customers and on-premise laundries, partially offset by lower revenue from drycleaners. Revenue from international customers was higher in Asia, Europe, Middle Eastern countries, Africa and Latin America. Our off-balance sheet equipment financing program earnings were higher due to an increase in notes sold and due to adjustments of beneficial interests to their respective fair market values. The increase in consumer laundry revenue resulted from our re-entry into this marketplace, following the expiration of a non-compete agreement in late 2004.
    Gross Profit. Gross profit for the year ended December 31, 2005 decreased $6.0 million, or 7.2%, to $76.0 million from $82.0 million for the year ended December 31, 2004. This decrease was primarily attributable to the amortization of $6.2 million related to an inventory step-up to fair market value recorded on the Acquisition date, higher depreciation expense of $6.0 million driven by the Acquisition asset write-up to fair market value which totaled $5.0 million and accelerated depreciation related to the planned closure of the Marianna, Florida manufacturing facility of $1.0 million, and material cost increases of approximately $13.0 million, mostly related to steel cost increases. These cost increases as compared to the prior year were mostly offset by price increases, margins associated with higher sales volumes and the higher earnings from our off-balance sheet equipment financing program. The inventory step-up to fair market value is fully amortized at December 31, 2005. Gross profit as a percentage of net revenues decreased to 24.0% for the year ended December 31, 2005 from 29.2% for the year ended December 31, 2004, primarily as a result of the amortization associated with the inventory, the higher depreciation expense and lower contribution margins associated with consumer laundry products.
    Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2005 increased $2.6 million, or 6.5%, to $42.5 million from $39.9 million for the year ended December 31, 2004. The increase in selling, general and administrative expense was primarily due to $3.8 million of increased amortization expenses driven primarily by Acquisition date write-ups to fair market value for customer agreements, engineering drawings, and our distribution network, $1.1 million of costs related to a retention program for key executives, $0.6 million of legal costs relating to business development initiatives and $0.4 million of costs associated with the transition of Marianna, Florida products to Ripon, Wisconsin. Additionally, sales expenses increased $0.9 million as a result of bonuses related to the higher sales volumes and higher trade show costs. These increases were partially offset by $3.4 million of lower non-cash incentive compensation relating to incentive units and stock option programs and lower pension expense of $0.6 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 13.4% for the year ended December 31, 2005 from 14.2% for the year ended December 31, 2004.
    Securitization and Other Costs. Securitization and other costs for the year ended December 31, 2005 were $10.0 million, with no similar costs in 2004. These costs are comprised of $8.1 million of transaction costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables, a $1.7 million impairment charge related to the Ajax trademark and $0.2 million related to Marianna plant closure costs. Securitization and other costs as a percentage of net revenues was 3.2% for the year ended December 31, 2005.
    Transaction Costs Associated With Sale of Business. Transaction costs associated with the sale of the business for the year ended December 31, 2005 were $18.8 million, with no similar costs in 2004. These costs are comprised of seller transaction fees including transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, a management sale bonus of $6.2 million and advisory fees to Bain Capital Partners LLC and Bruckman, Rosser, Sherrill & Co. of $6.8 million. Transaction costs associated with sale of business as a percentage of net revenues was 5.9% for the year ended December 31, 2005.
    Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2005 decreased $37.3 million to $4.8 million from $42.1 million for the year ended December 31, 2004. Operating income as a percentage of net revenues decreased to 1.5% for the year ended December 31, 2005 from 15.0% for the year ended December 31, 2004.
    Interest Expense. Interest expense for the year ended December 31, 2005 decreased $0.3 million, or 1.2%, to $25.1 million from $25.4 million for the year ended December 31, 2004. Interest expense in 2005 includes a favorable non-cash adjustment of $1.1 million to reflect adjustments in the fair values of an interest rate swap agreement. Interest expense in 2004 included a favorable non-cash adjustment of $0.2 million to reflect adjustments in the fair values of an interest rate swap agreement.
    Loss on Early Extinguishment of Debt. Loss on early extinguishment of debt for the year ended December 31, 2005 was $9.9 million, with no similar costs in 2004. These costs include the write-off of $5.8 million of unamortized deferred financing costs associated with pre-Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of tender and call premium costs associated with redeeming the 1998 Senior Subordinated Notes. Loss on early extinguishment of debt expense as a percentage of net revenues was 3.1% for the year ended December 31, 2005.
    Costs Related to Abandoned Public Offerings. Costs related to abandoned public offerings for the year ended December 31, 2004 were $4.8 million with no similar costs in 2005. During 2004, we pursued an initial public offering of Income Deposit Securities for which we incurred offering related expenses and for which we capitalized debt and offering related costs totaling $4.8 million. In the fourth quarter of 2004, this public offering was abandoned and all related capitalized costs were expensed at that time.
    Income Tax Benefit. The income tax benefit for the year ended December 31, 2005 was $1.1 million, with no similar benefit for the year ended December 31, 2004. Prior to January 28, 2005, we did not provide for U.S. federal income taxes or tax benefits as the Predecessor Company was a partnership for tax reporting purposes and the payment of federal and most state taxes were the responsibility of the partners.
    Net Income. As a result of the aforementioned, net income for the year ended December 31, 2005 decreased $40.9 million to a loss of $29.1 million as compared to income of $11.8 million for the year ended December 31, 2004. Net income as a percentage of net revenues decreased to negative 9.2% for the year ended December 31, 2005 from 4.2% for the year ended December 31, 2004.

    Year Ended December 31, 2004 Compared to Year Ended December 31,
2003

    Net Revenues. Net revenues for the year ended December 31, 2004 increased $13.4 million, or 5.1%, to $281.0 million from $267.6 million for the year ended December 31, 2003. This increase was primarily attributable to higher commercial laundry revenue of $8.6 million, higher service parts revenue of $1.3 million and higher consumer laundry revenue of $3.6 million. The increase in commercial laundry revenue was due primarily to higher international revenue of $7.3 million and higher North American equipment revenue of $1.5 million, which were partly offset by lower earnings from our off-balance sheet equipment financing program of $0.2 million. Revenue from international customers was higher in the Middle East, Africa, Asia and Europe and was driven by favorable selling prices resulting from the weaker United States dollar. The increase in consumer laundry resulted from our re-entry into this marketplace, following the expiration of a non-compete agreement in late 2004. The increase in North American equipment revenue was primarily due to higher revenue from on-premise laundries and drycleaners, partially offset by lower revenue from multi-housing laundries and laundromats.
    Gross Profit. Gross profit for the year ended December 31, 2004 increased $3.4 million, or 4.3%, to $82.0 million from $78.6 million for the year ended December 31, 2003. This increase was primarily attributable to margins associated with higher product sales volume, a price increase and lower depreciation expense of $1.1 million, which were partially offset by steel cost increases, higher nickel and chrome surcharges of $4.8 million related to stainless steel purchases and higher employee medical expenses of $1.1 million. Gross profit was not affected to the full extent of recent steel market conditions as we have steel purchase agreements in place. When these agreements expire in early 2005, we will be subject to prevailing steel prices at that time. As a result of the recent escalation in the cost of steel and the negative impact from nickel and chrome surcharges related to stainless steel purchases, we published a price increase, effective on December 1, 2004, which is expected to offset anticipated steel cost increases. Gross profit as a percentage of net revenues decreased to 29.2% for the year ended December 31, 2004 from 29.4% for the year ended December 31, 2003, primarily as a result of the increases in steel related components and medical expense increases.
    Selling, General and Administrative Expense. Selling, general and administrative expenses for the year ended December 31, 2004 increased $6.2 million, or 18.7%, to $39.8 million from $33.6 million for the year ended December 31, 2003. The increase in selling, general and administrative expenses was primarily due to recognition of $5.6 million of non-cash compensation expense related to incentive units issued to our executives in 1998 and 2003, higher sales and marketing expenses of $1.2 million and higher independent development costs of $0.4 million, which were partially offset by lower pension expense of $1.0 million. Selling, general and administrative expenses as a percentage of net revenues increased to 14.2% for the year ended December 31, 2004 from 12.6% for the year ended December 31, 2003.
    Operating Income. As a result of the aforementioned, operating income for the year ended December 31, 2004 decreased $3.0 million, or 6.5%, to $42.1 million from $45.1 million for the year ended December 31, 2003. Operating income as a percentage of net revenues decreased to 15.0% for the year ended December 31, 2004 from 16.8% for the year ended December 31, 2003.
    Interest Expense. Interest expense for the year ended December 31, 2004 decreased $2.9 million, or 10.0%, to $25.4 million from $28.3 million for the year ended December 31, 2003. Interest expense in 2004 includes a favorable non-cash adjustment of $0.2 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2003 included an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense was also lower in 2004 as a result of lower interest rates and a reduction in total debt outstanding of $45.0 million, or 14.3% since December of 2002.
    Costs Related to Abandoned Public Offerings. Costs related to abandoned public offerings for the year ended December 31, 2004 were $4.8 million with no similar costs in the prior year. During 2004, we pursued an initial public offering of Income Deposit Securities for which we incurred offering related expenses and for which we capitalized debt and offering related costs totaling $4.8 million. As a result of abandoning the Income Deposit Securities offering, we have written off all related capitalized costs in 2004.
    Other Income (Expense), Net. Other expense for the year ended December 31, 2003 was $0.8 million with no similar expense in 2004. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.
    Net Income. As a result of the aforementioned, net income for the year ended December 31, 2004 decreased $4.1 million to $11.8 million as compared to $15.9 million for the year ended December 31, 2003. Net income as a percentage of net revenues decreased to 4.2% for the year ended December 31, 2004 from 5.9% for the year ended December 31, 2003.

    Liquidity and Capital Resources

    In connection with the consummation of the January 27, 2005 Transactions, we refinanced substantially all of our indebtedness, which included the refinancing of our amended and restated credit agreement dated as of August 2, 2002 (the "2002 Senior Credit Facility") and the 1998 Senior Subordinated Notes, with borrowings under our Senior Credit Facility and the proceeds of the offering of the 2005 Senior Subordinated Notes.
    Senior Credit Facility. The Senior Credit Facility is comprised of a senior secured revolving credit facility in a total principal amount of up to $50.0 million (less the then outstanding letters of credit), which we refer to as the "Revolving Credit Facility," and a senior secured term loan facility in an aggregate principal amount of $200.0 million, which we refer to as the "Term Loan Facility." The Revolving Credit Facility has a six-year maturity and the Term Loan Facility has a seven-year maturity. We expect to use borrowings under the Revolving Credit Facility for general corporate purposes, including working capital, capital expenditures and letters of credit. We used borrowings under the Term Loan Facility together with proceeds from the offering of the 2005 Senior Subordinated Notes to pay the adjusted equity purchase price under the Acquisition, to repay outstanding debt, including the 2002 Senior Credit Facility, 1998 Senior Subordinated Notes, junior subordinated promissory notes, unreturned capital on certain preferred units, and to pay fees and expenses related to the Financing Transactions.
    The Senior Credit Facility requires that we meet certain financial tests including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio. For the year ended December 31, 2005, the Senior Credit Facility allowed us to incur a maximum ratio of consolidated debt to Adjusted EBITDA (the "Consolidated Leverage Ratio" as defined by the Senior Credit Facility) of 6.50. For the year ended December 31, 2005, the Senior Credit Facility requires us to have a minimum ratio of Adjusted EBITDA to consolidated interest (the "Consolidated Interest Coverage Ratio" as defined by the Senior Credit Facility) of 1.75. We were in compliance with these and all other debt related covenants set forth in the Senior Credit Facility as of December 31, 2005, the latest measurement date. The maximum Consolidated Leverage Ratio and the minimum Consolidated Interest Coverage Ratio as set forth in the Senior Credit Facility for the period ending December 31, 2006 are 5.75 and 2.00, respectively.
    The Senior Credit Facility contains covenants and restrictions including, among others, limitations or prohibitions on capital expenditures and acquisitions, declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, guarantees, recapitalizations, mergers, asset sales and transactions with affiliates. The occurrence of any default of these covenants could result in acceleration of any outstanding principal balances under the Senior Credit Facility (approximately $177.0 million as of December 31, 2005) and foreclosure on the collateral securing such obligations. Further, such acceleration would constitute an event of default under the indenture governing the 2005 Senior Subordinated Notes.
    Additional borrowings and the issuance of additional letters of credit under the Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.
    The Senior Credit Facility requires mandatory prepayments for certain debt incurrences, asset sales and a portion of Excess Cash Flow (as defined in the Senior Credit Facility). The Revolving Credit Facility will terminate on January 27, 2011.
    2005 Senior Subordinated Notes. As part of the Financing Transactions, we offered and sold $150.0 million of 2005 Senior Subordinated Notes and received proceeds of approximately $149.3 million. The indenture governing the 2005 Senior Subordinated Notes (the "Notes Indenture"), among other things, restricts our ability and the ability of our restricted subsidiaries to make investments, incur or guarantee additional indebtedness, pay dividends, create liens, sell assets, merge or consolidate with other entities, enter into transactions with affiliates and engage in certain business activities. The occurrence of an event of default under the Notes Indenture covenants could result in an acceleration of the principal amount of the 2005 Senior Subordinated Notes of approximately $150.0 million, plus any other amounts due under the Notes Indenture.
    EBITDA and Adjusted EBITDA. We have presented EBITDA below and Adjusted EBITDA below because certain covenants in the Notes Indenture governing our 2005 Senior Subordinated Notes are tied to ratios based on these measures. "EBITDA" represents net income (loss) before interest expense, income tax (provision) benefit and depreciation and amortization, and "Adjusted EBITDA" is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges which are further defined in the Notes Indenture. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used to provide useful information regarding a company's ability to service and/or incur indebtedness. In addition, EBITDA and Adjusted EBITDA are defined in the Notes Indenture in a manner which is identical to the definition of EBITDA and Adjusted EBITDA in our Senior Credit Facility under which we are required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. The Notes Indenture governing our 2005 Senior Subordinated Notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.

    The following is a reconciliation from Net Income to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

                                           January 28,    January 1,
                                          2005 through   2005 through
                                          December 31,    January 27,
                                              2005           2005
                                          -------------  -------------
                                            Successor     Predecessor

Net (loss) income                                $(661)      $(28,392)
Cumulative effect of change in accounting
 principle                                           -              -
Provision (benefit) for income taxes            (1,158)             9
                                          -------------  -------------
Net (loss) income before income taxes           (1,819)       (28,383)

Adjustments:
   Interest expense                            $24,117           $995
   Depreciation and amortization (a)            20,187            526
   Non-cash interest expense included
    in amortization above                       (2,058)             -
                                          -------------  -------------
EBITDA                                         $40,427       $(26,862)
                                          =============  =============

Adjustments:
   Finance program adjustments (b)             $(1,879)           $31
   Other non-recurring charges (c)               9,734         28,657
   Other non-cash charges (d)                    9,133          1,089
   Management fees paid to affiliates
    of Bain                                          -             83
                                          -------------  -------------
Adjusted EBITDA                                $57,415         $2,998
                                          =============  =============



                                       Years Ended December 31,
                                   2005         2004         2003
                                ------------ ------------ ------------
                                  Combined   Predecessor  Predecessor
                                (unaudited)
                          (dollars in thousands)

Net (loss) income                  $(29,053)     $11,765      $15,919
Cumulative effect of change in
 accounting principle                     -            -            -
Provision (benefit) for income
 taxes                               (1,149)          71           55
                                ------------ ------------ ------------
Net (loss) income before income
 taxes                              (30,202)      11,836       15,974

Adjustments:
   Interest expense                 $25,112      $25,439      $28,258
   Depreciation and amortization
    (a)                              20,713        9,695       10,886
   Non-cash interest expense
    included in amortization
    above                            (2,058)      (1,885)      (2,017)
                                ------------ ------------ ------------
EBITDA                              $13,565      $45,085      $53,101
                                ============ ============ ============

Adjustments:
   Finance program adjustments
    (b)                             $(1,848)      $2,980       $3,396
   Other non-recurring charges
    (c)                              38,391        4,823          797
   Other non-cash charges (d)        10,222        5,579            -
   Management fees paid to
    affiliates of Bain                   83        1,033        1,020
                                ------------ ------------ ------------
Adjusted EBITDA                     $60,413      $59,500      $58,314
                                ============ ============ ============


(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to a qualified special-purpose bankruptcy remote entity. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(c) Other non-recurring charges include executive retention costs included in administrative expenses and infrequently occurring items, as are allowed based on the Notes Indenture, as follows:

    -- Other non-recurring charges in 2003 relate to $0.8 million of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.

    -- Other non-recurring charges in 2004 relate to expenses associated with a proposed initial public offering of Income Deposit Securities ("IDS"). In connection with the proposed IDS offering, as of December 31, 2004 we had incurred and recorded $1.3 million of offering related expenses in the consolidated statement of income. In addition we had capitalized $3.5 million of debt and offering related costs in other assets within the consolidated balance sheet. On December 7, 2004, we chose to abandon the proposed IDS offering, and consequently wrote off the $3.5 million of capitalized costs in 2004.

    -- Other non-recurring charges for the period from January 1, 2005 through January 27, 2005 relate to seller transaction costs of $18.8 million incurred as part of the business sale and a loss on the early extinguishment of debt of $9.9 million. The seller transaction costs are primarily comprised of transaction underwriting fees of $4.5 million, legal and professional fees of $1.3 million, Bain and BRS advisory fees of $6.8 million and a management sale bonus of $6.2 million. The loss on early extinguishment of debt includes the write-off of $5.8 million of unamortized deferred financing costs associated with pre- Acquisition debt, which was paid off as of the Acquisition date and $4.1 million of tender and call premium costs associated with redeeming the 1998 Senior Subordinated Notes.

    -- Other non-recurring charges for the period from January 28, 2005 through December 31, 2005 relate to $8.1 million of costs associated with establishing a new asset backed facility for the sale of equipment notes and trade receivables, a periodic accrual of $1.1 million under a one time retention bonus agreement and $0.5 million of expenses relate to the closure and transition of the Marianna, Florida facility. The retention bonus agreements were entered into with certain Company executives concurrent with the Acquisition and entitle the executive to receive special retention bonus awards upon the second anniversary of the closing date of the Acquisition, subject generally to their continued employment with Alliance Laundry through such date. The aggregate amount of retention bonuses payable upon the two year anniversary of the sale date under these agreements is approximately $2.3 million.

(d) Other non-cash charges are described as follows:

    -- Other non-cash charges in 2004 relate to $5.6 million of non-cash executive unit compensation associated with incentive units issued to our executives in 1998 and 2003.

    -- Non-cash charges for the period from January 1, 2005 through January 27, 2005 relate to non- cash incentive compensation expense resulting from the acceleration of vesting for incentive units at the date of the Acquisition. These incentive units were issued to our executives in 1998 and 2003.

    -- Non-cash charges for the period from January 28, 2005 through December 31, 2005 relate to $6.2 million associated with the inventory step-up to fair market value recorded at the Acquisition date, $1.7 million for an impairment charge related to the Ajax trademark and $1.1 million of non-cash incentive compensation expense resulting from an increase in value and additional vesting of stock options granted to certain of the Company's executive officers in 2005.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, 920-748-1634